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                                                                    Exhibit 10.1

(REUTERS LOGO)                                                      CONFIDENTIAL


CONTRACT NO.
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CLIENT NO.   Instinet
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                           GLOBAL SOLUTIONS AGREEMENT

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
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REUTERS LIMITED (REUTERS)                    CLIENT:         : Instinet Group (CLIENT)
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PRINCIPAL OFFICE: 85 Fleet Street, London,   PRINCIPAL OFFICE: 3 Times Square, New
                  EC4P 4AJ                                     York, NY 10036
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INCORPORATION:    England                    INCORPORATION: Delaware
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REGISTERED NUMBER: 145516                    REGISTERED NUMBER: N/A
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This Global Solutions Agreement consists of the attached Master Terms and
Conditions and any Addenda and/or Statements of Work. Together, these documents are referred to as the AGREEMENT.

By signing below, each party agrees that it has read the Agreement and will be bound by it with effect from March 19, 2003. This date is referred to as the EFFECTIVE DATE.

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REUTERS LIMITED                        INSTINET GROUP [CLIENT]

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SIGNED BY: /s/ John Alcantaram         SIGNED BY: /s/ Jean Marc Bouhelier

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PRINT NAME: John Alcantaram            PRINT NAME: Jean Marc Bouhelier

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TITLE: Managing Director               TITLE: Chief Operating Officer

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DATE OF SIGNATURE: March 19, 2003      DATE OF SIGNATURE: March 19, 2003

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                           MASTER TERMS AND CONDITIONS

Reuters and Client agree as follows:

1.    DEFINITIONS AND SCOPE OF THE AGREEMENT

1.1   Definitions

ACCEPTANCE PERIOD is defined in Clause 4.3.

ADDENDUM means any written document signed by both parties containing terms regarding tasks to be performed and/or items to be delivered under this Agreement. If the terms of this Agreement and any Addendum conflict, the terms of the relevant Addendum will prevail solely as it relates to the subject matter of the Addendum.

AGREED LEVEL means, as at the date of Reuters notice referred to in Clause 2.3, the most recently published OECD All Items Rate of Change Index percentage for the relevant 12 month period.

AUTHORISED LOCATIONS means the locations set out in the Software License
Addendum.

AUTHORISED POSITIONS means the authorised number and type of positions or devices for an item of Software as set out in the relevant Software License Addendum. A position or device may be defined in the relevant Software License Addendum as a single computer (workstation, terminal, pager, cellular phone or digital assistant), server, router or any similar device or a user. Unless otherwise specified in such Software License Addendum, each processor in each such device constitutes a separate Authorised Position.

CHARGES means the Fees plus any related charges specified in Clause 2.2.

CLAIM is defined in Clause 10.5.

CLIENT means Instinet Group (as identified herein) or where in the Agreement the context requires, the company to which the rights and obligations of Instinet are transferred under Clause 1.2.

CLIENT PRODUCTS means the computer software programs developed by or on behalf of Client (except where developed by Reuters on behalf of Client in which instance all issues related to ownership shall be detailed elsewhere in the Agreement or in a separate agreement between the parties) using the Development Software and which incorporate some or all of the Embedded Software as an embedded or packaged component, and which add significant and primary functionality to the Embedded Software. Client Products are further defined in the relevant Software License Addendum.

CONFIDENTIAL INFORMATION means information in any form (including, but not limited to, models, software and computer outputs) which is not excluded under Clause 13, whether written or oral, of a business, financial or technical nature which is marked or otherwise indicated as being or is, or ought reasonably to be, known to be confidential and which is disclosed by Reuters or Client (the Disclosing Party) or any member of the Disclosing Party's Group to the other (the Receiving Party) or any member of its Group through their dealings with each other. In this definition and for the purposes of Clause 13, "Group" means, with respect to Reuters, Reuters Group and its advisers, agents and representatives and, with respect to Client, Client itself, its holding companies and subsidiaries, subsidiaries of such holding companies from time to time and its advisers, agents and representatives.

CONSULTING FEES is defined in Clause 2.1.

CONSULTING SERVICES means any consulting services as described in any Statement of Work.

CONSULTING SERVICES ADDENDUM means any Addendum under which Consulting Services are provided to Client.

CUSTOMIZED SOFTWARE means the object code version of the proprietary software products (and any associated Documentation, Updates and Upgrades) developed by or on behalf of a member of the Reuters Group and identified as such in any Software License Addendum.

DEVELOPMENT SOFTWARE means the object code version of the proprietary development tools, application program interfaces (APIs), library files and other proprietary software components (and any associated Documentation, Updates and Upgrades) identified as such in the relevant Software License Addendum.

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DOCUMENTATION means the standard written material in machine readable or printed form that describes the design, functions, operation or use of the Software.

EMBEDDED SOFTWARE means those elements of the Development Software which are intended for redistribution to End Users.

END USER means any employee or independent contractor of Client acting under Client's direction in the ordinary course of Client's business. To the extent any sublicensing rights are identified in the relevant Software License Addendum, the term End User also includes any entity or person to which such Software may be sublicensed as set out in the relevant Software License Addendum.

FEES means, collectively, the License Fees, Maintenance Fees, Support Fees and Consulting Fees, as applicable.

INSTALLATION DATE means, where Reuters is responsible for installing the Software under a Consulting Services Addendum, the date on which Reuters certifies that the relevant Software has been successfully installed.

LICENSE FEES is defined in Clause 2.1 and includes any runtime license fees as required by Clause 6.2.

MAINTENANCE has the meaning given to it in Clause 7.1.

MAINTENANCE FEES is defined in Clause 2.1.

REUTERS means Reuters Limited or, where in the Agreement the context requires, the company to which the rights and obligations of Reuters Limited are transferred under Clause 1.2.

REUTERS GROUP means Reuters Group PLC and its direct and indirect subsidiaries.

SOFTWARE means Standard Software, Customized Software, Embedded Software and Development Software and any Third Party Software delivered with the foregoing but excludes (other than the Embedded Software components) the Client Products.

SOFTWARE LICENSE ADDENDUM means any Addendum to this Agreement under which Software is provided to Client.

SOFTWARE SUPPORT ADDENDUM means any Addendum to this Agreement under which Software Support is provided to Client.

SOFTWARE SUPPORT is defined in the relevant Software Support Addendum.

SPECIFICATIONS means any technical specifications for the Customized Software set out in the relevant Consulting Services Addendum or in any related Statement of Work.

STANDARD SOFTWARE means the object code version of the proprietary software products (and any associated Documentation, Updates and Upgrades) identified as such in the relevant Software License Addendum.

STATEMENT OF WORK means any written document signed by both parties regarding tasks to be performed and/or items to be delivered under a Consulting Services Addendum. If the terms of an Addendum and any Statement of Work conflict, the terms of the Statement of Work will prevail with regard to the subject matter thereof.

SUBSIDIARY means a company in which another company owns directly or indirectly more than 50% of the issued share capital and over which it exercises effective control.

SUPPORT FEES is defined in Clause 2.1.

THIRD PARTY SOFTWARE means any computer program owned by a third party other than a Reuters Group member and made available to Client under this Agreement as detailed in the Software License Addendum.

UPDATES means any bug fixes to the Standard Software released in object code format from time to time by Reuters in its sole discretion.

UPGRADE means a periodic release of the Software and/or related Documentation which may include new features and additional functionality.

VIRUS means any code or device which is designed or intended to impair the operation of any computer or database, prevents or hinders access to or the operation of any program or data (whether by altering, erasing, duplicating or

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rearranging within the computer or any storage medium or device, the program or data in whole or part, or otherwise), including computer viruses, worms, trojan horses and other similar. things.

WARRANTY PERIOD is defined in Clause 8.2.

1.2 Scope of Agreement

a) The Software and Services will be provided either by Reuters Limited or, where they are provided by a Subsidiary of Reuters Limited in certain countries, by that Subsidiary. Client agrees that Reuters rights and obligations under the Agreement with respect to the supply of Software and Services in any such country are transferred to that Subsidiary from the Effective Date or, where appropriate, from the later date on which such Software and Services are first supplied. Reuters will ensure that such Subsidiaries are aware of and comply with the terms of the Agreement.

b) The Software and Services will be provided either to Instinet Group or, where they are provided to a Subsidiary of Instinet Group in certain countries, to that Subsidiary. Reuters agrees that Client's rights and obligations under the Agreement with respect to the supply of Software and Services in any such country are transferred to that Subsidiary from the Effective date or, where appropriate, from the later date on which such Software and Services are first supplied. Client will ensure that such Subsidiaries are aware of and comply with the terms of the Agreement.

2. PAYMENTS AND CHARGES

2.1 Fees. On the payment dates specified in the relevant Addendum and/or Statement of Work, Client will pay to Reuters the applicable fees for:

a) the Software (the LICENSE FEES);

b) Maintenance (the MAINTENANCE FEES);

c) Software Support (the SUPPORT FEES) each as set out in the relevant Software License Addendum; and

d) any requested Consulting Services, (the CONSULTING FEES) as set out in the relevant Statement of Work.

2.2 In addition to the Fees, Client will also pay any installation, project management, integration charges, training or other charges (the CHARGES) set out on the relevant Software License Addendum at the same time as the Fees to which they relate.

2.3 Provided Reuters gives Client at least 3 months' written notice, Reuters may increase the Maintenance Fees, Support Fees, and any Fees for runtime licenses once each year by not more than the Agreed Level, unless agreed with Client.

2.4 Payment of Invoices. All undisputed Fees are (unless otherwise indicated on the relevant Addendum and/or Statement of Work) payable 45 days after the date of the relevant invoice. A service charge of 1.5% per month or the highest lawful interest rate, whichever is lower, will be applied to all undisputed (so long as the dispute is in good faith) amounts not paid due within thirty (30) days after an overdue notice is sent to the Client. Client will, within 15 business days of receipt of any invoice, provide written notice to Reuters of any dispute setting out in reasonable detail the reason for such dispute.

2.5 Licensing Reports. If Client is to pay on-going usage-based Fees, Client will provide Reuters summarized electronic quarterly reports relating to such Fees (in detail and computer format as reasonably required by Reuters). Reports covering the prior calendar quarter will be provided to Reuters within 15 days following the end of that quarter, along with any Fees due to Reuters.

2.6 Audit Rights. Client will, for a minimum of 3 years or the minimum retention period required for applicable tax purposes (if longer), maintain for each Authorised Position in relation to which Software has been used, installed or decommissioned in the previous 30 days, a complete and accurate record of such Authorised Position, its location, type, the related Software (including version number) and all Fees paid or payable in respect of such Software. Such records will be maintained in accordance with good business and licensing practices in the computer industry. Reuters will have the right, at its expense (using its agents and representatives where appropriate) to audit Client (including, but not limited to such records of Client and the related Authorised Positions and usage) for the sole purpose of verifying compliance with this Agreement and to ascertain any unlicensed use of Reuters software; provided that (i) Client is given at least 10 business days' advance notice of Reuters intention to audit and (ii) the audit is conducted during normal business hours and in the presence of an authorized representative of Client (so long as the Client acts reasonably in making its representatives available for such purposes). Reuters may not exercise such audit rights more than once in any 12 month period; provided that if a discrepancy of 10% or more is revealed in an audit, Reuters has the right to conduct a re-audit within 6 months. In addition, if

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the audit reveals that the amount which should have been paid to Reuters is 10%
or more than the amount paid by Client, Client will pay the reasonable costs of the audit incurred by Reuters in addition to the unpaid amounts.

2.7 Verification Statement. Client will, on Reuters request, certify to Reuters that Client is in compliance with this Agreement.

3. TAXES

In addition to the Charges, Client will pay to Reuters or to the relevant taxing authority, as appropriate, any applicable taxes or duties (including withholding tax), but excluding taxes on Reuters' gross income, payable under this Agreement, so that after payment of such taxes and duties the amount received by Reuters is not less than the applicable Charges. Reuters shall supply appropriate documentation evidencing the applicability of a tax within a reasonable time after receipt of a request for such evidence from Client.

4. SOFTWARE DELIVERY, TESTING AND ACCEPTANCE

4.1 Delivery. Reuters will deliver the Software to the delivery address specified on the relevant Software License Addendum.

4.2 Acceptance. Subject to Clause 4.4, the relevant Software License Addendum will specify whether the Software will be accepted either (a) on delivery, (b) within the Acceptance Period (in which case such acceptance will take place in accordance with Clause 4.3). Option (b) is only relevant where Reuters is responsible for installing the Software, or (c) within the time specified on the relevant Software License Addendum. Option (c) is only relevant where the Software is not to be accepted on delivery and Reuters is not responsible for installing the Software.

4.3 Acceptance Period. Where the applicable Software License Addendum specifies that Reuters is responsible for installing the relevant Software, Client will, subject to Clause 4.4, have 30 days from the Installation Date (the ACCEPTANCE PERIOD) to confirm that the Software substantially conforms to the then current applicable Documentation (if any) or Specification. At any time during an Acceptance Period, Client may (a) accept the Software; (b) report to Reuters any material, and reproducible and documented failure of the Software to conform substantially to the then current applicable Documentation (if any) or Specifications; or (c) reject any Customized Software due to its material and reproducible failure to conform substantially to the relevant Specification. In the event of such rejection or report, Client will provide written notice to Reuters which will set out its reasons for rejection or the nature of such failure in reasonable detail. Reuters will use all reasonable efforts to correct any non-conformities and resubmit such Software to Client in a commercially reasonable time frame. A new Acceptance Period as described above will commence on the date of any such re-delivery If the Software fails to pass any repeated acceptance test, Client shall have the option of immediately terminating the Software License Addendum with respect to the failing Software, without obligation, liability or penalty of any kind, and receive a refund of any monies theretofore paid to Reuters by Client, if any, or of repeating the acceptance test once Reuters has corrected any deficiencies.

4.4 Deemed Acceptance. Unless otherwise agreed in an appropriate Software License Addendum or Statement of Work, Client will be deemed to have accepted Software if, and on the date when, Client (a) deploys such Software to a third party and/or End User; (b) uses the Software commercially or (c) does not affirmatively reject such Software during the Acceptance Period. This Clause shall not be deemed to imply that Client has any greater right to use or distribute the Software in excess of the rights granted herein. If such Software is in use at multiple sites, acceptance of such Software or any part of it at the first such site will constitute acceptance at all subsequent sites.

4.5 Certificates. If requested by Reuters, Client will sign a certificate confirming acceptance, delivery and/or installation of any Software.

4.6 Installation of Software, Updates and Upgrades. Unless specified on the relevant Software License Addendum, Client is responsible for the timely installation of the Software. Duplication, distribution and installation of Updates and/or Upgrades are also the responsibility of Client, unless otherwise specified in a Software License Addendum. However, Client may request Reuters to provide assistance in the installation of Software, Updates and/or Upgrades as indicated on, and for the fee specified in, a Software License Addendum or Consulting Services Addendum.

4.7 Client Tasks. Even where Reuters is responsible for installation of Software, Updates or Upgrades, Client will, in a timely manner, perform such Client Tasks as specified in the relevant Software License Addendum, at Client's own expense.

4.8 Security Administration. Client is responsible for security of the environment in which the Software operates (including any password management system not explicitly controlled by Reuters). Client will permit Reuters personnel prompt and reasonable access to the Software to enable Reuters to provide Software Support and/or Maintenance. If Client does not provide such prompt and reasonable access, Reuters will not be liable for any loss or damage Client suffers from any failure by Reuters to provide Software Support and/or Maintenance.


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5. TITLE

5.1 Reuters Property. Except in relation to Client Products (excluding any Embedded Software components), Client acknowledges that the only rights it has to the Software or to any other deliverables under this Agreement are non-exclusive rights under licence.

5.2 Client agrees not to use the Software or other deliverables (as specified in a Software License Addendum or Statement of Work) other than as licensed under this Agreement.

5.3 The parties acknowledge that performance of this Agreement may result in the development by Reuters of new concepts, software, methods, techniques, processes, adaptations and ideas, in addition to Reuters prior technology, which may be embodied in Reuters deliverables (as specified in a Software License Addendum or Statement of Work). The parties agree that the same, other than any Client confidential and proprietary materials, will belong to Reuters exclusively.

6. LICENSES

6.1 Subject to Clauses 6.4, 9 and 16.1, Reuters grants to Client a non-transferable, non-assignable, non-exclusive license for the duration of the Agreement to use and install:

a) the Standard Software and any Customized Software solely for Client's own internal business purposes;

b) the Development Software solely for Client's internal use, for the purpose of integrating the Embedded Software into a Client Product;

c) the Embedded Software to (i) link, embed and package the Embedded Software exactly in the form provided to Client by Reuters in or with the Client Products, and (ii) reproduce and distribute the Embedded Software to End Users solely in conjunction with Client Products; provided, that Client will, to the extent technically feasible, ensure that the Embedded Software is embedded in the Client Products in such a manner that the End User cannot directly link to or use the Embedded Software other than as part of and solely in connection with the use of a Client Product and will in any event contractually prohibit any such linking or use. In addition, Reuters grants to Client the right to use, copy and distribute Documentation intended for distribution to End Users in connection with its distribution of the Embedded Software; provided, that such Documentation may only be distributed together with Client Products.

6.2 Runtime Licenses. Where Client integrates Embedded Software into a Client Product, Client may be required to pay a runtime license fee, as set out in the relevant Software License Addendum and which Reuters will notify to Client in advance of such integration. Client will ensure that the appropriate payments are made to Reuters for each copy of the Client Products containing Embedded Software. If Client wishes to resell or redistribute any applications that incorporate Development Software to third parties, Client must enter into a separate agreement with Reuters, provided that Client may provide access to the Development Software to its consultants to enable such consultants to assist in the integration of the Embedded Software into a Client Product, so long as such consultants have signed an agreement with Client which requires the consultant to maintain the confidentiality of any materials disclosed to the consultant.

6.3 Sublicense Rights. Client will have the right to sublicense the Software identified on the relevant Software License Addendum as sub-licensable to End Users; provided that Client enters into a written agreement with each such sub-licensee that (i) is at least as protective of Reuters intellectual property and other rights as is this Agreement and (ii) provides payment, record-keeping, reporting obligations and audit rights as least as protective as to those set out in this Agreement. Client agrees to exercise its audit and other rights in, and to enforce such sub-licensee agreements, as reasonably requested by Reuters or as otherwise necessary to protect Reuters rights under this Agreement. Client Products will not be marketed under any brand name other than Client's brand name.

6.4 License Limitations. The licenses granted under this Clause 6 will be subject to the following limitations:

a) Client will only install the number of Authorised Positions of the Software, for use only in the specified operating environment and will install and use such Software only at the Authorised Locations (all of which are set out on the relevant Software License Addendum). Software may be transferred to other locations maintained by Client if Client provides Reuters with 30 days' prior written notice of such transfer and, after such transfer, the number of Authorised Locations and number and type of Authorised Positions does not exceed that permitted in the relevant Software License Addendum;

b) Client will not reverse engineer, disassemble or decompile any Software except to the extent permitted by law;

c) Client will not use or allow the use of the Software: (i) unless otherwise specified on the relevant Software License Addendum, for rental or in the operation of a service bureau, hosting or ASP (Application Service Provider) model; (ii) by any persons other than End Users (iii) to disclose results of any performance tests of the Software to any third party, provided that Client may provide access to the

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Software to its consultants to enable such consultants to assist in the integration of the Embedded Software into a Client Product, so long as such consultants have signed an agreement with Client which requires the consultant to maintain the confidentiality of any materials disclosed to the consultant;

d) Client will have the right to make 2 backup copies of the Software at each of the Authorised Locations. Client agrees to reproduce and include all copyright, trademark and other proprietary rights notices on any copy of the Software made by Client. Client further agrees not to remove or obliterate any copyright, trademark or proprietary rights notices on any such copies or which is displayed by the Software; and

e) each copy of a Client Product or the Software which may be sublicensed will display the logo and attribution tag provided by Reuters and the copyright notice prominently and in a format which will be mutually agreed to by the parties in writing prior to deployment of such software to any End Users. Reuters and Client agree to use their reasonable efforts to conclude such agreement in a prompt and expeditious manner.

7. MAINTENANCE, SUPPORT, UPGRADES AND OBSOLESCENCE.

7.1. Maintenance. Subject to Sections 7.2 and 7.3, following expiry of the Warranty Period, Reuters will, for a period of 1 year (and thereafter for successive 1 year periods unless either party gives at least 90 days' written notice of cancellation prior to the end of the term) provide Maintenance to Client, upon request. MAINTENANCE consists of providing Client with product documentation and any Updates to the Software promptly after they become generally available. Software Support is provided to Client under a relevant Software Support Addendum.

7.2 Upgrades. Reuters may periodically make Upgrades generally available as part of an Update. Reuters may, however, at its discretion, periodically make Upgrades available at Reuters then current list price. Reuters will notify Client of the nature and availability of an Upgrade, which Client may then obtain from Reuters at such list price upon written request. If an Update or Upgrade is provided to Client, Maintenance Fees and Support Fees will be payable for such Software from acceptance.

7.3 Obsolescence. Reuters reserves the right to obsolete: (i) a prior Update and/or Upgrade of Software 6 months following the general availability of the then current release of the Update and/or Upgrade; and (ii) any Software product on at least 24 months' prior written notice. Reuters will have no obligation to provide Maintenance for any such obsolete Updates, Upgrades or Software at the end of such periods of time. Reuters obligations to provide Software Support for the same are set out in the relevant Software Support Addendum.

8. BETA TESTING AND TRIALS OF SOFTWARE.

8.1 Where Client agrees to participate in beta testing of Software, Client will evaluate the Software for the beta test period specified in the relevant Software License Addendum. Client will document and report any difficulties in beta testing such Software in accordance with reasonable instructions received in writing from Reuters. Reuters reserves the right to make changes to the design, specification or documentation of such Software during the beta test period without prior notice to Client. Client agrees that such Software is a test facility and should not be used in a live environment. If Client does so, such action is at Client's sole risk.

8.2 Reuters or Client may terminate any beta testing of Software by giving 7 days' written notice to the other. Within 10 days of termination of the beta testing, if Client does not choose to continue to use the Software, Client will return the Software to Reuters and, upon request, will certify to Reuters that all copies of the Software in any form have been removed from the Authorised Locations. If neither party terminates such beta testing and Reuters officially launches such Software, Client will continue to use the Software subject to the terms of the Agreement, including (but not limited to) payment of fees (at Reuters then list price) for such Software commencing upon the conclusion of beta test period.

8.3 Where Reuters agrees that Client may use Software on a trial basis (either paid or unpaid) Client will use such Software subject to the terms of this Agreement. Even where Client is permitted to use Software on a trial basis, Client will be responsible for any installation, third party charges and any taxes payable with respect to such use except for taxes on Reuters gross income.

9. TERMINATION

9.1 Term. This Agreement and the licenses granted under it will remain in effect unless terminated in accordance with Clause 10.2(b), 10.5(b) or this Clause 9.

9.2 Termination. Either party may terminate this Agreement or any individual Addendum and/or Statement of Work (within the timescales set out below) if the other party:


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a) commits a material breach of this Agreement which is incapable of remedy.
Such termination will be effective immediately on giving notice;

b) commits a material breach of this Agreement, which remains unremedied 30 days after giving written notice. Such termination will be effective at the end of the 30 day notice period. However, if the breach is capable of remedy but cannot reasonably be cured within such 30 day period, termination will not be effective if the party in default commences cure of the breach within 30 days and thereafter diligently pursues such cure to completion within 60 days of such notice of breach; or

c) makes an assignment for the benefit of its creditors, files or has filed against it a petition under any bankruptcy, insolvency, reorganization or similar law, appoints or has appointed against it a trustee or receiver for any of its property or commences or has commenced against it (by resolution or otherwise) the liquidation or winding-up of its affairs, which termination will be effective immediately upon giving notice.

9.3 Termination for License Breach. Notwithstanding Clause 9.2(a) and (b), Reuters may terminate this Agreement (or any Addendum, Statement of Work or license granted under any of them) with immediate effect if Client commits a material breach of Clause 6 and such breach remains unremedied 72 hours after receipt of written notice of the breach provided that such written notice of the material breach contains a detailed description of the breach with Reuters requirements for cure. If a material breach of Section 6 cannot be cured within 72 hours after Client's receipt of written notice, but Client has taken all appropriate steps to begin the cure, Reuters shall work with Client to allow extra time to cure the breach for a time period to be determined by Reuters in its discretion.

9.4 Addenda. The parties' termination for any reason of any individual Addendum and/or Statement of Work will not result in a termination of this Agreement but will result in only the termination of the relevant Addendum and/or Statement of Work. The provisions of this Agreement relating to the effects of termination will apply to each Addendum and/or Statement of Work as an independent contract.

9.5 Obligations upon Termination. If Client's breach of Clauses 6.1 to 6.4 (inclusive) is not cured and Reuters terminates this Agreement for such breach, Client will, as promptly as possible, remove or procure the removal of all Client Products developed using the Embedded Software and supplied to any End Users and delete or destroy any Software, as Reuters directs.

9.6 Survival. The respective rights and obligations of the parties under Clauses 2.5, 2.6, 5, 9.6, 10, 11, 13, 15 and 16 will survive any termination of this Agreement.

10. WARRANTIES AND INDEMNITIES

10.1 Mutual Warranties. Each party warrants that: (i) it has full power to enter into and perform its obligations under this Agreement; (ii) it has obtained all necessary corporate approvals to enter into and execute this Agreement; and
(iii) its performance under this Agreement does not or will not conflict with any other material agreement or obligation to which it is a party or by which it is bound.

10.2 Software Warranty.

a) Reuters warrants to Client that: (i) for a period of 90 days from the date of acceptance, (the WARRANTY PERIOD) the Software will perform substantially in accordance with the applicable Documentation (if any) and any applicable Specifications. This warranty does not apply to Updates and Upgrades; (ii) any services performed by Reuters under this Agreement will be of a professional quality conforming to generally accepted industry standards and practices; and
(iii) Reuters will use all reasonable commercial efforts to ensure that the Software has been scanned for Viruses utilizing the most recent version of generally available anti-virus protection and to prevent shipment to Client of any Software that fails this Virus scan.

b) As Client's exclusive remedy and Reuters entire liability for breach of Clause 10.2(a), Reuters will use reasonable efforts to correct the problem giving rise to such breach in a commercially reasonable time and manner; provided, that if Reuters is unable to provide a repair, replacement or workaround for any reported defect or error within a reasonable period of time, Reuters will refund the applicable Fee. If License Fees are refunded, the relevant licenses granted will immediately terminate and the applicable Software will be returned to Reuters or deleted from Client's systems as Reuters directs.

c) Other than Reuters obligations under Clause 7.1 and any Software Support Addendum, Reuters is not responsible for any defect or error in the Software not reported during the Warranty Period. In any event, Reuters is not responsible for any defect or error in the Software caused by (i) use of the Software not materially in accordance with the Documentation; (ii) Client's negligence, or any misuse (not caused by Reuters), unauthorised modification, failure of electrical power supply, or improper environment or (iii) modification by anyone other than Reuters or its nominated contractor.


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10.3 DISCLAIMER OF WARRANTIES. EXCEPT AS EXPRESSLY SET OUT IN THIS CLAUSE 10,
THERE ARE NO OTHER WARRANTIES WITH RESPECT TO THE SOFTWARE OR SERVICES PROVIDED UNDER THIS AGREEMENT. REUTERS AND ITS SUPPLIERS MAKE NO WARRANTY OR REPRESENTATION THAT THE SOFTWARE WILL MEET CLIENT'S REQUIREMENTS OR THAT THE SOFTWARE WILL BE ERROR FREE OR RUN WITHOUT INTERRUPTION. REUTERS AND ITS SUPPLIERS MAKE AND CLIENT RECEIVES NO OTHER WARRANTIES WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE ARISING FROM COURSE OF DEALING OR USAGE OF TRADE, AND REUTERS EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

10.4 Intellectual Property Warranty. Reuters warrants to Client that the Software owned by the Reuters Group does not infringe (i) any valid patent that, as of the date of this Agreement, is duly issued by the United States, Canada, any European Union country, Switzerland, Japan, Singapore, Australia or New Zealand (each a "Named Country") or that, as of the date of this Agreement, is duly issued in any other country that is a member of the Patent Cooperation Treaty (each a "Treaty Country") provided that the Treaty Country patent is a counterpart (i.e. foreign-filed equivalent) of a Named Country patent or (ii) any valid copyright, trade mark or other intellectual property right of any third party.

10.5 Intellectual Property Indemnification. a) Subject to Clause 10.10, Reuters will defend, indemnify and hold harmless Client (and its officers, directors, agents and employees) from and against any claim, demand, cause of action, debt or liability, (collectively, CLAIM), the extent that such Claim, if true, would constitute a breach of the warranty set out in Clause 10.4; provided that Reuters is promptly notified in writing of such Claim, is given the exclusive right to control such defense and/or settlement and Client provides reasonable assistance (at Reuters expense and request) in the defense and/or settlement of such Claim. Client will not settle any Claim, lawsuit or proceeding or make any admission or provide to any person any information that may prejudice or otherwise affect Reuters position without Reuters prior written approval. This indemnity will not extend to any Claim of infringement or alleged infringement to the extent that such Claim arises out of or is related to: (i) use of a version of the Software other than the most current version made available to Client, if infringement would have been avoided by the use of the current version of the Software that had previously been made available to Client; (ii) a modification of the Software by anyone other than Reuters or its nominated contractor where the infringement would have been avoided except for the modification; (iii) the combination, operation or use of the Software with any third party software, hardware or other materials not provided or approved in writing by Reuters, including without limitation, Client Products, to the extent the combination, operation or use causes such infringement; or (iv) to the extent that the Claim arises out of or relates to information, technology or materials provided by Client or ) to the extent that the Claim arises out of or relates to conformance with Specifications provided by Client.

b) Upon notice of an infringement Claim arising from the Software or if in Reuters reasonable opinion such a Claim is likely, Reuters will have the right, at its option, to (i) obtain for Client the right to continue use of the Software; (ii) substitute other software with substantially similar operating capabilities or (iii) modify the Software so it is no longer infringing. If Reuters determines that none of the foregoing remedies are reasonably available, Reuters may terminate Client's right to the allegedly infringing Software and refund to Client the amount which Client has paid for such Software, depreciated on a straight-line basis over a four year period, in which event, Client and End Users will immediately cease use of the Software.

c) THIS CLAUSE 10.5 STATES THE ENTIRE LIABILITY OF REUTERS AND THE EXCLUSIVE REMEDIES OF CLIENT WITH RESPECT TO THE INFRINGEMENT OF ANY PROPRIETARY RIGHTS BY THE SOFTWARE.

10.6 Client Intellectual Property Indemnification. Subject to Clause 10.10, Client will defend, indemnify and hold harmless Reuters (and its officers, directors, agents, employees and the relevant members of the Reuters Group) from and against any infringement or alleged infringement by any Client Product (excluding, for these purposes, claims to the extent related to the Software provided by Reuters, if any, in the Client Product) developed by or on behalf of Client of any patent, copyright, or trade mark of a third party. THIS CLAUSE
10.6 STATES THE ENTIRE LIABILITY OF CLIENT AND THE EXCLUSIVE REMEDIES OF REUTERS WITH RESPECT TO THE INFRINGEMENT OF ANY PROPRIETARY RIGHTS BY CLIENT PRODUCTS.

10.7 Client General Indemnification. Subject to Clause 10.10, Client will defend, indemnify and hold harmless Reuters (and its officers, directors, agents, employees and the Relevant Group Member) from and against any claim which arises or results from: (i) the Client Products, including, without limitation, any representations made by Client or a sub-licensee inconsistent with the terms and conditions of this Agreement (excluding, for these purposes, claims to the extent related to the Software provided by Reuters, if any, in the Client Product); (ii) any representations or warranties granted in excess of those made by Reuters in Clause 10.2; (iii) any claim brought by a third party against Reuters to the extent related to or arising out inadequate installation, maintenance or support by Client of Client Products or other Software which Client has sublicensed to a third party; or (iv) any claim (other than claims for which Reuters indemnifies Client under Clause 10.5) brought by a third party against Reuters to the extent related to or arising out of Client's use of the Software, unless such claim is caused by Reuters gross negligence, fraud or willful misconduct. Client will only be required to indemnify Reuters under this Clause 10.7 and/or Clause 10.6 above if Client is promptly notified in writing of such claim and Client is granted exclusive right to control

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such defense and/or settlement, and Reuters provides reasonable assistance (at
Client's expense and request) in the defence and/or settlement of the same. Reuters will not settle any claim, lawsuit or proceeding or make any admission or provide any information to any person that may prejudice or otherwise affect Client's position without Client's prior written approval.

10.8 Death and Personal Injury. Nothing in this Agreement limits or restricts either party's liability to the other for death or personal injury caused by its negligence.

10.9 Property Damage. Reuters and Client each accept liability for direct physical loss or damage to tangible property (it being agreed that the loss of data or computer files or programs does not constitute loss or damage to tangible property) caused by its gross negligence and/or willful act or omission.

10.10 EXCLUSION OF SPECIAL DAMAGES. NEITHER PARTY NOR ITS SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, ECONOMIC LOSS, LOSS OF BUSINESS, OR LOSS OF DATA OR COMPUTER FILES OR PROGRAMS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED, HOWEVER, THAT THE ABOVE EXCLUSION OF DAMAGES SHALL NOT APPLY TO EACH PARTY'S OBLIGATION TO INDEMNIFY THE OTHER PURSUANT TO THIS AGREEMENT. THE FOREGOING WILL APPLY REGARDLESS OF WHETHER SUCH LIABILITY IS BASED IN CONTRACT, TORT, (INCLUDING BUT NOT LIMITED TO NEGLIGENCE) AND STRICT LIABILITY OR ANY OTHER THEORY OF LEGAL LIABILITY.

10.11 Limitation of Liability. Except for damages caused by acts of gross negligence and willful misconduct, and except as set out in (i) Clause 10.5 regarding Reuters liability; and (ii) Clauses 2.1, 2.5, 5.2, 6, 9.5, 10.1, 10.6,
10.7 and 16.5 regarding Client's liability, each party's liability to the other is limited with respect to:

a) any Software, to the License Fees paid for such Software under the relevant Software License Addendum;

b) any Software Support, the Support Fees paid by Client to Reuters in the previous six months under the applicable Software Support Addendum;

c) any Consulting Services Addendum and/or Statement of Work, the amount having then been paid by Client to Reuters under such Consulting Services Addendum and/or Statement of Work; and

d) any other liability arising out of or in connection with this Agreement, to the total amount having then been paid by Client to Reuters at the relevant Authorised Location.

10.12 Warranties for Beta Software. Notwithstanding anything to the contrary in this Agreement, Software provided to Client for beta testing is done so on an "AS - IS" basis without warranty of any kind whether express or implied, in law or in fact, oral or in writing. Clauses 10.2 10.4 and 10.5 do not apply to such Software.

10.13 Third Party Software. Notwithstanding anything to the contrary in this Agreement, Reuters makes no representations or warranties with regard to Third Party Software. If Client has any claim with respect to Third Party Software, Reuters will indemnify Client to the extent Reuters is indemnified under the relevant Third Party Software license agreement for Client's claim. Reuters may transfer its exclusive rights under Clause 10.5 above to control the defence or settlement of such claim to the relevant Third Party Software owner or licensor, provided that such transferee assumes all Reuters' obligations to Client thereunder.

10.14 Third Party Software Agreements. In order to use certain Third Party Software, Client may be required to enter into an agreement with the relevant Third Party Software licensor. Reuters shall notify Client of any such requirement in advance of delivery of any Third Party Software to Client, and Client will not use any Third Party Software until it meets such requirement.

11. GOVERNING LAW AND JURISDICTION

11.1 This Agreement is governed by English Law. Both parties consent to the non-exclusive jurisdiction of the English Courts.

12. THIRD PARTY RIGHTS

a) Members of the Reuters Group and Subsidiaries of Instinet Group have the right under the Contracts (Rights of Third Parties) Act 1999 (the ACT) to enforce and/or rely on the terms of the Agreement. In addition, Reuters third party suppliers (THIRD PARTIES) have the right to enforce and/or rely on Clauses 5.2, 6, 10.10, 10.11, 10.12 and 10.13.

b) The Act will not affect any right or remedy available to any Third Party or members of the Reuters Group or Subsidiary of Instinet Group apart from that Act.


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c) Notwithstanding sub-clause 12.2(a), the Agreement may be terminated or varied in accordance with its terms without the consent of any Third Party.

13 CONFIDENTIALITY

13.1 Reuters and Client each agree:

a) to hold the Confidential Information in confidence and, not without the Disclosing Party's prior written consent, to disclose any part of it to any person other than those directly concerned with Reuters and Client's dealings with each other and whose knowledge of such Confidential Information is essential for such dealings. The Receiving Party will ensure that those persons comply with the obligations imposed on the Receiving Party under this clause. The Receiving Party will be liable for such person's default;

b) not, without the Disclosing Party's prior written consent, to use the Confidential Information for any purpose other than in their dealings with each other;

c) to delete from any device containing any Confidential Information and/or return to the Disclosing Party upon demand or termination of the Agreement, the Confidential Information except for one copy of such Confidential Information as is required to be retained by law, regulation, professional standards or reasonable business practice by a member of the Receiving Party's Group; and

d) to use reasonable endeavours to provide the Disclosing Party with prompt notice if any member of the Receiving Party's Group becomes legally compelled to disclose any of the Confidential Information, so that the Disclosing Party may seek a protective order or other appropriate remedy. If such order or remedy is not available in time, the obligation of confidentiality will be waived to the extent necessary to comply with the law.

13.2 This obligation of confidentiality is made by each of Reuters and Client on their own behalf and as agent for each member of their respective Groups.

13.3 This obligation of confidentiality will not apply to information which (a) is, at the time of the disclosure, or subsequently through no act or omission of the Receiving Party's Group, becomes generally available to the public; (b) becomes rightfully known to the Receiving Party's Group through a third party with no obligation of confidentiality; (c) the Receiving Party is able to prove was lawfully in the possession of the Receiving Party's Group prior to such disclosure; or (d) is independently developed by the Receiving Party's Group without use of or reference to any Confidential Information.

13.4 This undertaking will be binding for as long as such Confidential Information retains commercial value.

14. INJUNCTIVE RELIEF

Reuters and Client agree that financial remedies may be inadequate remedies for breaches of Clauses 6 or 11. Accordingly, Reuters and Client agree that Reuters and/or Client may be entitled to seek injunctive or other equitable relief.

15. NOTICES

a) Subject to sub-clauses (b) and (d), all notices under the Agreement will be sent in writing by registered mail, courier, fax or email or delivered in person: (i) from Reuters to Client at the address set out in the relevant Software License Addendum or to a specified email address provided by Client, with a copy to Office of the General Counsel, Instinet Corporation, 3 Times Square, 10th Floor, New York, New York 10036; and (ii) from Client to Reuters at the address set out in the relevant Software License Addendum or email address for notices provided by Reuters.

b) Reuters and Client will only send notices relating to breach or termination of the Agreement or cancellation of Services by registered mail, courier or fax or delivered in person at the address set out in sub-clause (a).

c) Notices will be deemed to be received 3 business days after being sent or on proof of delivery, if earlier.

d) Communications sent by email via any of Reuters online administration services, will be subject to certain administrative procedures which Reuters will notify to Client prior to or contemporaneous with such communications.

16. GENERAL

16.1 Assignment. Subject to Clause 1.2, neither party may transfer any of its rights or obligations under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.


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However, the Parties agree that each may transfer any or all of its rights or obligations under this Agreement to a member of the Reuters Group or Client Group, respectively, by providing written notice to Client. This Clause 16.1 will not be construed as limiting Reuters right to use subcontractors to carry out any of its obligations under this Agreement. Reuters will remain liable for any such services provided by a subcontractor. Any assignment not in conformity with this Clause 16.1 is void.

16.2 Entire Agreement; Amendment. This Agreement constitutes the entire understanding between the parties solely regarding its subject matter and supersedes all proposals and other representations, statements, negotiations and undertakings, in each case, verbal or written, relating to such subject matter. In entering this Agreement, neither party has relied on, and will have no remedy in respect of, any statement, warranty or representation (except in the case of fraud) made by the other save as set out in this Agreement. No change in, addition to, or waiver of any provision of this Agreement will be binding upon either party unless in writing signed by an authorised representative of such party.

16.3 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remainder of this Agreement will remain in effect and this Agreement will be read as though the offending provision had not been written.

16.4 Waiver. If either party delays or fails to exercise any right or remedy under the Agreement, that party will not have waived that right or remedy or any other right or remedy on any other occasion.

16.5 Export Compliance. Client agrees to comply with all relevant export laws and regulations of the United States and other countries (collectively, EXPORT
LAWS) to ensure that no Software or any portion of it is exported, directly or indirectly, in violation of Export Laws. Reuters will not be liable for reasonable default or delay caused by Reuters efforts to comply with Export Laws. If Export Laws change after the execution of this Agreement and such changes materially inhibit or prohibit Reuters from performing under this Agreement, Reuters will not be liable for its non-performance and Reuters and Client will have the right to terminate this Agreement and the licenses granted under it.

16.6 Force Majeure. Neither party will be held liable for any loss or failure to perform any obligation (other than a payment obligation for that portion of the services provided where Client is still receiving all or part of any the services provided under this Agreement), due to circumstances beyond its reasonable control. Should such circumstances continue for more than 3 months, either party may cancel any affected service immediately by notice in writing.

16.7 Privacy. Subject to Reuters confidentiality obligations, Client consents to the collection and processing of information by the Reuters Group about (a) users of the Software and (b) individuals the Reuters Group deals with in its day-to-day business, for the purposes set out in the privacy section at www.reuters.com Client also agrees, as a condition of this Agreement, to procure such consent from users of the Software.

16.8 Announcements. Notwithstanding Clause 13, Client agrees that Reuters may refer to Client in any marketing materials that Reuters produces in connection with the Software and or the Consulting Services only with the prior written consent of Client.

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